Exhibit 10.15

          , 2005

Morgan Joseph & Co. Inc.

600 Fifth Avenue, 19th Floor

New York, New York 10020

Re:       HD Partners Acquisition Corporation

Ladies and Gentlemen:

Reference is made to the Registration Statement (the “Registration Statement”) and any amendments thereto on Form S-1, (File No. 333-130531), filed with the Securities and Exchange Commission pursuant to which HD Partners Acquisition Corporation (“ Company ”) has registered its initial public offering (“IPO”) of units (“ Units ”) consisting of one share of common stock, par value $.0001 per share (“Common Stock”) and two warrants (“Warrants”), each to purchase one share of Common Stock.

Each of the undersigned hereby severally agrees with Morgan Joseph & Co. Inc. (“ Morgan Joseph ”), as the representatives of the several underwriters, that this letter agreement constitutes an irrevocable order from the undersigned to purchase through Morgan Joseph, or such other broker dealer as Morgan Joseph may designate, Warrants in such amounts and at such times during the Applicable Period as Morgan Joseph may determine in Morgan Joseph’s sole discretion provided that: (i) the purchase price per Warrant shall not exceed $0.70, and (ii) the aggregate purchase price for the Warrants purchased by each of the undersigned shall not exceed the amount set forth adjacent to the undersigned’s signature on this Agreement. The “ Applicable Period ” is the 60 trading days beginning on the later of (i) 60 days after the end of the “restricted period” in accordance with Regulation M as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and (ii) the day on which the Warrants begin separate trading. Morgan Joseph agrees that neither Morgan Joseph nor any other broker dealer that it designates will charge the undersigned any fees and/or commissions with respect to such purchases.

The “restricted period” as defined in Regulation M will end upon the effective date of the Registration Statement. Under Regulation M, the restricted period could end at a later date if the underwriter were to exercise the over-allotment option. In such event, the restricted period would not end until the underwriter distributed such securities or placed them in its investment account. However, the underwriters have agreed that they may only exercise the over-allotment option to cover the net syndicate short position, if any, resulting from the initial distribution and therefore the restricted period will end upon the closing of this offering.

Each purchase of Warrants shall be allocated among the undersigned in accordance with the percentages set forth on the signature page of this Agreement, provided that any particular purchase shall be allocated such that the allocations are in multiples of 100 Warrants.

Morgan Joseph shall provide notice to each of the undersigned, not later that the date of each purchase of Warrants, of the number of Warrants purchased and the purchase price for the Warrants so that the undersigned can comply with his obligations under Section 16 of the Securities Exchange Act.

Each of the undersigned agrees: (i) not to sell or transfer any of the Warrants purchased by him pursuant to this letter agreement until after the consummation a Business Combination (as defined in the Certificate of Incorporation of the Company); and (ii) the certificates for such Warrants shall contain a legend indicating such restriction on transferability.

Very truly yours,

Warrant Purchase Obligation
Eddy W. Hartenstein	$	[ ]
Steven J. Cox	$	[ ]
Robert L. Meyers	$	[ ]
Lawrence N. Chapman	$	[ ]
Bruce R. Lederman	$	[ ]
Total		$1,200,000